Exhibit (c)(v)

THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.

MEMORANDUM OF AGREEMENT

Agreement made this                  day of                 , 20         by and between The Guardian Insurance & Annuity Company, Inc. (“GIAC”), a Delaware corporation and a wholly-owned subsidiary of The Guardian Life Insurance Company of America (“Guardian Life”), having its Principal office located at 7 Hanover Square, New York, New York, 10004 and                              (“AGENT”).

1.	The undersigned Agent is presently a Career Development Manager (“CDM”) of Guardian Life in accordance with a Memorandum of Agreement bearing an effective date of (“Guardian Life CDM Agreement”).

2.	GIAC hereby appoints the Agent CDM of GIAC for the limited purpose of conducting and overseeing the business relating to the products specified in Appendix A of this Agreement.

3.	The CDM shall at all times be associated with Park Avenue Securities LLC (“PAS”), a Broker-Dealer registered with the Securities and Exchange Commission (“SEC”) and a member of the Financial industry Regulatory Authority (“FINRA”) as a FINRA Registered Representative or FINRA Registered Principal and, if the particular jurisdiction requires, shall be licensed or registered as a securities agent of PAS. The CDM must at all times be validly licensed, registered or appointed by GIAC as a variable contracts agent in accordance with the requirements of the jurisdiction where solicitations for contracts occur. The CDM, his agents, brokers and Field Representatives may solicit for and sell contracts in any jurisdiction where such contracts are filed and approved for sale by the governmental authorities having jurisdiction, provided the CDM, his agents, brokers and Field Representatives are all validly licensed, registered or otherwise qualified as required for the solicitation and sale of the contracts in such jurisdictions.

4.	To the extent applicable, the CDM shall comply strictly with: (a) the laws, rules and regulations of all jurisdictions (state and local) in which the CDM, his agents, brokers and Field Representatives solicit applications for and sell contracts; (b) federal laws and the rules and regulations of the SEC; (c) the rules of FINRA; (d) the rules and procedures of PAS, and (e) the rules and procedures of GIAC. The CDM understands that failure to comply with such laws, rules, regulations and procedures may result in disciplinary action against the CDM by the SEC, a state or other local regulatory agency that has jurisdiction, FINRA, PAS or GIAC. Before any solicitations or sales of contracts are made, the CDM shall become familiar with and abide by the laws, rules, regulations and procedures of all the above mentioned agencies or parties as are currently in effect and as they may be changed from time to time.

5.	The CDM shall have all applications for contracts accurately completed or reviewed and signed by the applicant and shall submit the applications to GIAC through PAS together with all payments received from applicants without any reductions. The CDM, his agents, brokers and Field Representatives shall cause all checks or orders for contracts to be made payable to GIAC. GIAC shall reject any application that is submitted by or on behalf of a CDM, his agents, brokers and Field Representatives not appropriately licensed as required by paragraph 3 of this Agreement.

6.	The CDM, his agents, brokers and Field Representatives shall not make any statements concerning the products except those that are contained in the current prospectuses for them and the prospectuses for their underlying variable investment options and they shall not solicit for applications or make sales through the use of mailings, advertisements or sales literature or any other method of contact unless the material or a complete description of the method has been filed with FINRA and received written approval of PAS from a Registered Principal whose office is located in a PAS Office of Supervisory Jurisdiction as that term is defined by FINRA rules.

7.	In connection with the agent’s appointment as a GIAC CDM for the purpose set forth in paragraph 2 above, the entire Guardian Life CDM Agreement referred to above and attached hereto as the Exhibit, including all compensation adjustment provisions, is incorporated herein by reference. Guardian Life CDM Agreement compensation provisions that do not apply to the products in Appendix A are as noted below. All references to “Company” within the Guardian Life CDM Agreement shall apply with full force and effect to GIAC. Additionally, the Registered Representative’s Agreement between the CDM and PAS and the Agent’s Agreement between the CDM and GIAC are incorporated herein by reference and attached hereto as Exhibits.

8.	This Agreement may be terminated as outlined in Section IV of the Guardian Life CDM Agreement. In addition, it shall be automatically terminated if the Guardian Life CDM Agreement, PAS Registered Representative Agreement or GIAC Agent’s Agreement is terminated.

IT SHALL BE EXPRESSLY UNDERSTOOD BY THE AGENT THAT THIS AGREEMENT SHALL NOT BE EFFECTIVE UNLESS THE AGENT IS VALIDLY LICENSED IN ACCORDANCE WITH THE REQUIREMENTS OF THE JURISDICTIONS WHERE SOLICITATIONS BY THE CDM AND THE AGENTS, BROKERS AND FIELD REPRESENTATIVES OF THE CDM FOR CONTRACTS OCCUR.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the day and year first written above.

WITNESS	Authorized Company Officer

WITNESS	Career Development Manager

APPENDIX A

List of Products

1.	Flexible Premium Adjustable Variable Life Insurance Policies marketed under the name Flexible Solutions Variable Universal Life Gold (“VUL”).

2.	Flexible Premium Universal Life Insurance Policies marketed under the name Universal Life Protector (“UL”)

APPENDIX B

VUL COMPENSATION

A.	CDM Additional Compensation (Percentages of First Year Premium)

Type	Rate
Target Premiums	20%
Excess Premiums	1%
Section IIIB, Paragraph (K) Additional Compensation	40%

B.	Commission Schedule (Percentages of Premium)

Policy Years	VUL Target Premiums	VUL Excess Premiums
1	50%	2.85%
2 through 10	4%	3%

In addition, .0125% of unloaned account values shall be payable monthly policy years 11 through 20 and .0083% shall be payable monthly policy years 21+ as long as the producer contract shall remain active.

The first policy year commission rate of 50% shall be reduced where policies are issued at ages over 70 with actual rates payable determined by deducting from the figure 120 ages of applicable insureds as of policy issue dates.

APPENDIX C

UNIVERSAL LIFE COMPENSATION

A.	CDM Additional Compensation (Percentages of First Year Premium)

Type	Rate
Target Premiums	9%
Excess Premiums	2%
Section IIIB, Paragraph (K) Additional Compensation	36%

B.	Commission Schedule (Percentages of Premium)

Policy Yrs.	%s of Target Px	%s of Excess Px
1	55.0%	2.0%
2 to 10	2.0%	2.0%

APPENDIX D

ALLOCATION OF PREMIUMS AND THEIR EFFECT

ON VUL & UL COMPENSATION

A.	General

In a first policy year, premiums will first be applied to policy target premium. These will be compensated at first year rates. Any premiums received in the first year of a policy exceeding policy target premium will be considered excess premium to be compensated at excess rates.

In policy years 2 through 10, any premium received up to the policy target premium will be applied as policy target premium and receive compensation at target premium renewal rates. Any premium exceeding the policy target premium in policy years two through ten will be considered excess premium to be compensated at excess rates.

B.	Increases In Coverage

Coverage increases will be reflected in self-contained segments of policies that have their own policy effective dates, policy year durations and target premiums. Premiums for policies with increases in coverage will be applied to each coverage and associated target premiums in the order the coverages were issued (earliest first). When the sum of the premiums during a given policy year exceeds the sum of all applicable target premiums, any additional amount will be allocated prorata based on target premiums for each coverage. The amount thus allocated will be processed as outlined in the above general description (i.e. it will be processed with reference to policy years of the coverages and amounts of applicable target premiums paid).

C.	Decreases In Coverage

A coverage decrease will be applied to a last previous coverage increase, if any, or to the initial coverage should no coverage increase have taken place. Such decrease will not reduce target premium.